Exhibit 99.1

(For Media)	(For Financial)
Alan B. Lewis	Gerard F. Agoglia
Acclaim Entertainment, Inc.	Acclaim Entertainment, Inc.
(516) 656-5000	(516) 656-5000
alewis@acclaim.com gagoglia@acclaim.com

FOR IMMEDIATE RELEASE

ACCLAIM ENTERTAINMENT, INC. GRANTED EXTENSION

OF NASDAQ LISTING REQUIREMENT

GLEN COVE, NY, July 28, 2003 – Acclaim Entertainment, Inc. (NASDAQ.SC: AKLM) today announced that it has received notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) indicating that, in accordance with Marketplace Rule 4310(c)(8)(D), the Company has been granted a 180 day extension, or until January 20, 2004, within which to regain compliance with the minimum $1.00 bid price per share requirement of The Nasdaq SmallCap Market.

In the notice, the Nasdaq staff noted that the Company meets the initial listing requirements for The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A) and is therefore being provided the 180 day extension in accordance with Marketplace Rule 4310(c)(8)(D). If at any time before January 20, 2004, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide notification that the Company complies with Marketplace Rule 4310(c)(8)(D).

The Nasdaq staff also noted that if compliance with Marketplace Rule 4310(c)(8)(D) cannot be demonstrated by January 20, 2004, Nasdaq will determine whether the Company meets the initial listing criteria under Marketplace Rule 4310(c)(2)(A). If the Company meets the initial listing criteria, Nasdaq will notify the Company that it has an additional 90 days in which to demonstrate compliance. Otherwise, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company has the right to appeal such determination to a Nasdaq Listing Qualification Panel.

There can be no assurance that the Company will regain compliance with the minimum bid price requirement by January 20, 2004 or that an appeal to the Nasdaq Listing Qualification Panel would be successful.

About Acclaim Entertainment

Based in Glen Cove, N.Y., Acclaim Entertainment, Inc., is a worldwide developer, publisher and mass marketer of software for use with interactive entertainment game consoles including those manufactured by Nintendo, Sony Computer Entertainment and Microsoft Corporation as well as personal computer hardware systems. Acclaim owns and operates five studios located in the United States and the United Kingdom, and publishes and distributes its software through its subsidiaries in North America, the United Kingdom, Australia, Germany, France and Spain. The Company uses regional distributors worldwide. Acclaim also distributes entertainment software for other publishers worldwide, publishes software gaming strategy guides and issues “special edition” comic magazines periodically. Acclaim’s corporate headquarters are in Glen Cove, New York and Acclaim’s common stock is publicly traded on NASDAQ.SC under the symbol AKLM. For more information please visit our website at www.acclaim.com.

The statements contained in this release which are not historical facts are “forward-looking statements.” Acclaim cautions readers of this press release that a number of important factors could cause Acclaim’s actual future results to differ materially from those expressed in any such forward-looking statements. These important factors, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other factors that could affect Acclaim, are described in Acclaim’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and Acclaim’s subsequent Quarterly Reports on Form 10-Q, all of which were filed with the United States Securities and Exchange Commission. Readers of this press release are referred to such filings.